EXHIBIT 99.1

Exponent Reports Third Quarter of Fiscal Year 2022 Financial Results

MENLO PARK, Calif., Oct. 27, 2022 (GLOBE NEWSWIRE) --  Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the third quarter of fiscal year 2022 ended September 30, 2022.

“Exponent delivered solid results in the third quarter of 2022, achieving another quarter of year-over-year growth across revenue, EBITDA1, and diluted EPS,” commented Dr. Catherine Corrigan, President and Chief Executive Officer. “Our business model continues to demonstrate our resiliency amidst an evolving macroeconomic environment, as evidenced by the strong demand we are seeing for our services across the business. As society demands increasingly higher standards for safety, health and the environment, Exponent remains a critical advisor to clients, who leverage our engineering and scientific expertise to help solve their most pressing challenges.”

“Our proactive engagements within consumer products and transportation remained a key driver of our performance as demand for our work related to virtual reality, wearable technologies, and energy storage increased in the quarter. At the same time, our reactive business continued to benefit from robust litigation activity and a diversified portfolio of product safety- and recall-related work, particularly in the life sciences space. Overall, traction across our multidisciplinary offering continues to showcase the strength of our long-term strategy,” continued Dr. Corrigan.

Third Quarter Financial Results

Total revenues and revenues before reimbursements for the third quarter of 2022 increased 9.3% to $127.2 million and 6.2% to $115.1 million as compared to $116.4 million and $108.5 million in the third quarter of 2021, respectively. Excluding the impact of foreign exchange, revenues before reimbursements for the Company increased 7.0% in the third quarter of 2022 as compared to the prior year period.

Net income decreased to $24.4 million, or $0.47 per diluted share, in the third quarter of 2022, as compared to $24.6 million, or $0.46 per diluted share, in the same period of 2021. There was no tax benefit from the classification of tax adjustments associated with share-based awards realized in the third quarter of 2022, as compared to $1.1 million in the third quarter of 2021. Inclusive of the tax benefit, Exponent’s consolidated tax rate was 27.0% in the third quarter, as compared to 24.1% for the same period in 2021.

EBITDA1 increased to $34.6 million, or 30.0% of revenues before reimbursements, in the third quarter of 2022, as compared to $34.0 million, or 31.4% of revenues before reimbursements in the third quarter of 2021.

Year to Date Financial Results

Total revenues and revenues before reimbursements for the first three quarters of 2022 increased 9.4% to $385.9 million and 6.3% to $351.2 million, respectively, as compared to $352.8 million and $330.5 million in the same period one year ago. Excluding the impact of foreign exchange, revenues before reimbursements for the Company increased 6.8% for the first three quarters of 2022 as compared to the same period one year ago.

Net income decreased to $79.8 million, or $1.52 per diluted share, through the first three quarters of 2022, as compared to $80.8 million, or $1.52 per diluted share, in the same period of 2021. The tax benefit for the classification of tax adjustments associated with share-based awards realized through the first three quarters of 2022 was $6.0 million, as compared to $9.9 million during the same period one year ago. Inclusive of the tax benefit, Exponent’s consolidated tax rate was 21.5% through the first three quarters of 2022, as compared to 16.8% in the same period last year.

EBITDA1 increased to $106.1 million, or 30.2% of revenues before reimbursements, through the first three quarters of 2022, as compared to $102.1 million, or 30.9% of revenues before reimbursements, in the same period of 2021.

During the first three quarters of 2022, Exponent paid $37.1 million in dividends, repurchased $142.2 million of common stock, and closed the period with $148.4 million in cash and cash equivalents.

Business Overview

Exponent’s engineering and other scientific segment represented 84% of the Company’s revenues before reimbursements in the third quarter of fiscal 2022. Revenues before reimbursements in this segment increased 6.9% in the third quarter as compared to the prior year period. Growth during the quarter was broad-based, with continued strong demand for Exponent's services from the consumer products, utilities and transportation industries.

Exponent’s environmental and health segment represented 16% of the Company’s revenues before reimbursements in the third quarter. Revenues before reimbursements in this segment increased 2.7% in the third quarter of 2022 as compared to the prior year period. Excluding the impact of foreign exchange, net revenue for the environmental and health segment increased 7.5% in the third quarter of 2022 as compared to the prior year period. Exponent’s expanding scope of work in health data science contributed to the growth in the quarter.

Business Outlook

“We are encouraged by the influx of new engagements and strong pipeline of high-quality talent coming into the business despite a competitive and ever evolving macro environment. Looking ahead, we remain focused on growing our world-class team, which will enable sustained growth and enhance our scale across various end-markets,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer.

For the fourth quarter of 2022 as compared to the same period one year prior, Exponent anticipates:

  Revenues before reimbursements to grow in the mid- to high- single digits; and,
  EBITDA1 margin to decrease 175 to 275 basis points.

As a result, for the full year 2022 as compared to the same period one year prior, we are narrowing our revenue guidance and improving our margin guidance. Exponent now anticipates

  Revenues before reimbursements to grow 6% to 7%; and,
  EBITDA1 margin to decrease 100 to 125 basis points.

“Exponent’s multidisciplinary team of subject matter experts has been relied upon for decades to deliver data-driven insights and address the increasing complexities of innovation. As we close out 2022, we are confident that our strong reputation, industry-leading expertise and market-driven durability will continue to drive profitability and long-term value for our shareholders,” concluded Dr. Corrigan.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Thursday, October 27, 2022, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (800) 289-0720 or (323) 701-0160. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (888) 203-1112 or (719) 457-0820 and entering passcode 8752998#.

Footnotes

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's interdisciplinary organization of scientists, physicians, engineers, and business consultants draws from more than 90 technical disciplines to solve the most pressing and complicated challenges facing stakeholders today. The firm leverages over 50 years of experience in analyzing accidents and failures to advise clients as they innovate their technologically complex products and processes, ensure the safety and health of their users, and address the challenges of sustainability.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

Forward Looking Statements

This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. When used in this document and in the documents incorporated herein by reference, the words “intend,” “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the COVID-19 pandemic (including factors relating to measures implemented by governmental authorities or by us to promote the safety of our employees, vendors and clients; other direct and indirect impacts on our business and the businesses of our clients, vendors and other partners; impacts which may, among other things, adversely affect our clients’ ability to utilize our services at the levels they have previously; disruptions of access to our facilities or those of our clients or third parties; and increased and potentially significant economic uncertainty and volatility, including credit and collectability risks and potential disruptions of capital and credit markets), the possibility that the demand for our services may decline as a result of changes in generally applicable and industry-specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading “Risk Factors” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

Source: Exponent, Inc.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended September 30, 2022 and October 1, 2021
(unaudited)
(in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2022	2021	2022	2021

Revenues
Revenues before reimbursements	$115,143	$108,467	$351,231	$330,514
Reimbursements	12,036	7,938	34,707	22,249

Revenues	127,179	116,405	385,938	352,763

Operating expenses
Compensation and related expenses	62,779	64,138	189,982	210,491
Other operating expenses	8,822	8,017	25,742	23,848
Reimbursable expenses	12,036	7,938	34,707	22,249
General and administrative expenses	6,729	4,193	16,700	10,626

	90,366	84,286	267,131	267,214

Operating income	36,813	32,119	118,807	85,549

Other income (expense), net
Interest income, net	638	13	834	54
Miscellaneous income (expense), net	(3,975)	257	(17,926)	11,579
	(3,337)	270	(17,092)	11,633

Income before income taxes	33,476	32,389	101,715	97,182

Income taxes	9,034	7,815	21,909	16,360

Net income	$24,442	$24,574	$79,806	$80,822

Net income per share:
Basic	$0.47	$0.47	$1.54	$1.54
Diluted	$0.47	$0.46	$1.52	$1.52

Shares used in per share computations:
Basic	51,492	52,618	51,934	52,597
Diluted	52,008	53,312	52,489	53,316

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2022 and December 31, 2021
(unaudited)
(in thousands)

	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$148,443	$297,687
Accounts receivable, net	166,014	139,861
Prepaid expenses and other assets	18,055	15,214
Total current assets	332,512	452,762
Property, equipment and leasehold improvements, net	64,289	59,971
Operating lease right-of-use asset	18,088	14,370
Goodwill	8,607	8,607
Other assets	135,507	148,029
	$559,003	$683,739

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$31,825	$24,504
Accrued payroll and employee benefits	84,938	103,552
Deferred revenues	15,791	19,762
Operating lease liability	5,363	5,164
Total current liabilities	137,917	152,982
Other liabilities	88,092	103,885
Operating lease liability	13,194	9,807
Total liabilities	239,203	266,674

Stockholders' equity:
Common stock	66	66
Additional paid-in capital	298,589	281,419
Accumulated other comprehensive loss	(5,136)	(1,983)
Retained earnings	518,631	478,370
Treasury stock, at cost	(492,350)	(340,807)
Total stockholders' equity	319,800	417,065
	$559,003	$683,739

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended September 30, 2022 and October 1, 2021
(unaudited)
(in thousands)

	Quarter Ended		Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2022	2021	2022	2021

Net Income	$24,442	$24,574	$79,806	$80,822

Add back (subtract):

Income taxes	9,034	7,815	21,909	16,360
Interest income, net	(638)	(13)	(834)	(54)
Depreciation and amortization	1,723	1,645	5,224	4,943

EBITDA (1)	34,561	34,021	106,105	102,071

Stock-based compensation	4,605	4,365	16,072	15,239

EBITDAS (1)	$39,166	$38,386	$122,177	$117,310

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.